Exhibit 99.1

Tabula Rasa HealthCare to Acquire DoseMe, a Precision Dosing Software Company

Acquisition projected to expand reach of TRHC’s medication safety technologies in the hospital healthcare system market and internationally

MOORESTOWN, N.J., (December 3, 2018) - Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, today announced it has executed a definitive agreement to acquire Brisbane, Australia based DoseMe. DoseMe is the developer of DoseMeRx, an advanced precision dosing tool to help physicians and pharmacists accurately dose patients’ high-risk parenteral medications based on individual needs, resulting in significant improvements to mortality, risk, and patient outcomes.

Already available in over 100 hospitals and infusion providers worldwide, DoseMeRx’s precision dosing capabilities will now be combined with TRHC’s proprietary Medication Risk Mitigation (MRM) technologies in order to enhance and accelerate medication safety solutions available in the hospital setting.

“With DoseMe’s state-of-the-art decision support tool combined with our ability to predict and prevent harmful drug interactions through tools such as the MRM Matrix®, we are now able to offer hospitals a broader range of protection against adverse drug events, the fourth leading cause of death in the US,” said TRHC Chairman and CEO, Calvin H. Knowlton, Ph.D. “Together, we can power the shift to precision prescribing, tailoring medication to meet individual needs and tolerances, which will have a profound impact on safety, quality, and costs, such as medication-related increased hospital length-of-stay.”

Every year, over 2 million serious adverse drug events occur in hospitals in the US alone, costing an estimated $177 billion — more than the total cost of cardiovascular or diabetic care across the US.

Choosing the correct dose of an injectable medication, personalized for each patient, can be challenging because responses to drug therapy vary widely. DoseMeRx works by creating a virtual model of each patient based on their specific pharmacokinetics, such as the patient’s ability to absorb, metabolize, distribute and eliminate a therapeutic drug. The software then uses this model to simulate potential outcomes of different dosing regimens to ensure the optimal dose is achieved.

“By joining Tabula Rasa HealthCare, we are able to more effectively combat the growing problem of adverse drug events, most of which can be prevented through better medication monitoring and dosing,” said Charles Cornish, CEO of DoseMe. “We look forward to working with TRHC to provide clinicians with the tools they need to optimize medication therapy and improve patients’ quality of life.”

TRHC expects the acquisition to close in the first quarter of 2019, subject to customary closing conditions.  TRHC expects to fund the acquisition through cash on hand and cash from operations, and from the use of its existing credit facility.  Following the completion of the acquisition DoseMe will become part of TRHC’s CareVention HealthCare (“CareVention”) technology and service division. CareVention offers advanced data analytics, an integrated technology platform and consulting services.

Morgan, Lewis & Bockius LLP is serving as legal counsel to TRHC.  Faegre Baker Daniels LLP is serving as legal counsel to DoseMe.  Match Point Partners served as exclusive financial advisor to DoseMe.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations.  For more information, visit TRHC.com.

About DoseMeRx

DoseMeRx is a precision dosing software designed for healthcare practitioners that uses Bayesian dosing methods to predict the optimal dose of drugs monitored by Therapeutic Drug Monitoring. It is unique support software that leverages clinically validated pharmacokinetic drug models, patient characteristics, genotype (if available) and exact patient responses to the drug dosed (via drug concentrations) to guide dose optimization. Its simplicity and portability means Bayesian dosing benefits can be brought to every bedside.

Forward-Looking Statements

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Many factors could cause actual results to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the transaction within the expected time frames or at all and to successfully integrate DoseMe’s operations into our operations, (iv) the transaction may not result in the accretion to our earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive purchase agreement, (vi) integration of DoseMe into our business may be more difficult, time consuming or costly than expected, (vii) the effect of the announcement or pendency of the transaction on our and/or DoseMe’s business relationships, operating results, and business generally and potential difficulties in DoseMe’s employee retention as a result of the transaction, (viii) risks related to diverting management’s attention from our ongoing business operations, (ix) the outcome of any legal proceedings that may be instituted against us, our officers or directors related to the definitive purchase agreement or the transaction, and (x) other risk factors described in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, copies of which are available free of charge within the Investor Relations section of the TRHC website http://ir.trhc.com or upon request from our Investor Relations Department. Any forward-looking statement speaks only as of the date on which it was made. TRHC assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Media Contact	Investors
Amanda Hundt	Bob East or Asher Dewhurst
ahundt@we-worldwide.com	Westwicke Partners
T: (415) 547-7099	tabularasa@westwicke.com
T: (443) 213-0500